Exhibit 99.1

MasterCard Settles Litigation with Discover Financial Services; Will

Take a Third Quarter Net After-Tax Charge of $515.5 Million

Purchase, NY, October 27, 2008 — MasterCard Incorporated today announced that final agreement has been reached to settle outstanding litigation brought against MasterCard and Visa by Discover Financial Services. As a result, MasterCard will take a net after-tax charge of $515.5 million in the third quarter of 2008.

MasterCard will pay $862.5 million of the total $2.75 billion settlement reflecting the terms of a judgment-sharing agreement with Visa that was finalized in July, 2008. In addition, in connection with the settlement, Morgan Stanley, Discover’s former parent company, agreed to pay MasterCard $35 million, resulting in a net settlement of $827.5 million. MasterCard will make its payment to Discover and receive the payment from Morgan Stanley in November.

“We believe Discover’s lack of success resulted from decisions that created a business model that is not attractive to bank issuers. Nonetheless, we chose to settle this lawsuit to avoid the uncertainty and distraction of a lengthy jury trial. This result, which is in no way an admission of liability, is in the best interest of our shareholders, our customers and our company,” said MasterCard General Counsel Noah J. Hanft. “We will continue to focus on out-competing Discover in the marketplace, where real-world performance is what counts.”

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About MasterCard Incorporated

MasterCard Incorporated advances global commerce by providing a critical economic link among financial institutions, businesses, cardholders and merchant worldwide. As a franchisor, processor and advisor, MasterCard develops and markets payment solutions, processes over 18 billion transactions each year, and provides industry-leading analysis and consulting services to financial institution customers and merchants. Through its family of brands, including MasterCard®, Maestro® and Cirrus®, MasterCard serves consumers and businesses in more than 210 countries and territories. For more information go to www.mastercard.com.

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MasterCard Incorporated – Page 2

Forward-Looking Statements

Statements in this press release which are not historical facts, including statements about MasterCard’s plans, strategies, beliefs and expectations, are forward-looking and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements speak only as of the date they are made. Accordingly, except for the company’s ongoing obligations under the United States federal securities laws, the company does not intend to update or otherwise revise the forward-looking information to reflect actual results of operations, changes in general economic or industry conditions, changes in financial condition, changes in estimates, expectations or assumptions or other circumstances arising and/or existing since the preparation of this press release or to reflect the occurrence of any unanticipated events. Actual results may differ materially from such forward-looking statements for a number of reasons, including those set forth in the company’s filings with the Securities and Exchange Commission (SEC), including the company’s Annual Report on Form 10-K for the year ended December 31, 2007, the Company’s Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that have been filed with the SEC during 2008. Factors other than those listed above could also cause the company’s results to differ materially from expected results.

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Contacts:

For Media: Sharon Gamsin, 914-249-5622, sgamsin@mastercard.com

For Investors: Barbara Gasper,914-249-4565, investor_relations@mastercard.com